Exhibit 10.30

FIRST AMENDMENT TO THE
WHITESTONE REIT
2008 LONG-TERM EQUITY INCENTIVE OWNERSHIP PLAN

WHEREAS, Whitestone REIT (the “Company”) adopted the Whitestone REIT 2008 Long-Term Equity Incentive Ownership Plan (the “Plan”) on July 29, 2008;

WHEREAS, on August 24, 2010, the Company amended its declaration of trust to (i) redesignate all outstanding common shares of beneficial interest, par value $0.001 to Class A Common Shares (the “Class A Common Shares”), and (ii) create a new class of common shares of beneficial interest, par value $0.001, entitled “Class B common shares” (the “Class B Common Shares”);

WHEREAS, on August 31, 2010, the Company completed a public offering of 2,200,000 of its Class B Common Shares and simultaneously listed its Class B Common Shares on the NYSE Amex;

WHEREAS, the Board of Trustees of the Company believes it to be in the best interests of the Company to amend the Company's Plan to allow issuances of Class B Common Shares pursuant to the Plan;

WHEREAS, the Board of Trustees of the Company has approved such amendment; and

WHEREAS, the contemplated amendment is not a “material” as contemplated by Section 14.1 of the Plan and Section 711 of the NYSE Amex Company Guide.

NOW, THEREFORE, BE IT RESOLVED, the Plan is hereby amended, effective as of the date hereof, as follows:

1.    That Section 2(h) of the Plan is hereby deleted in its entirety and replaced with the following:

(h) “Common Shares” or “Shares” shall mean Class B common shares of beneficial interest, par value $0.001 per share, of the Company.

2.    That Section 4.1 of the Plan is hereby deleted in its entirety and replaced with the following:

4.1    Common Shares Available.  Subject to the provisions of Section 4.2 hereof, the maximum aggregate number of Common Shares that may be issued to Participants and their beneficiaries under the Plan shall be 2,063,885 Common Shares as of the Effective Date.  The maximum aggregate number of Common Shares that may be issued under the Plan will be increased upon each issuance of Common Shares or Class A common shares of beneficial interest, par value $0.001 of the Company (“Class A Common Shares”) by the Company (including issuances pursuant to the Plan) so that at any time the maximum number of shares that may be issued under the Plan shall equal 12.5% of the aggregate number of Common Shares, Class A Common Shares and units of the Operating Partnership issued and outstanding (other than treasury shares and/or units issued to or held by the Company).  Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, (i) no Participant may receive Options or SARs under the Plan in any calendar year that, taken together, relate to more than 500,000 Common Shares and (ii) the maximum number of Common Shares that may be issued by Options intended to be Incentive Stock Options shall be 2,063,885 Common Shares. If, after the Effective Date of the Plan, any Common Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates, expires unexercised or is canceled, then the Common Shares covered by such Award, or to which such Award relates, or the number of Common Shares otherwise counted against the aggregate number of Common Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination, expiration or cancellation, shall again become Common Shares with respect to which Awards may be granted in accordance with the formula described above.  In addition, Common Shares that are canceled, tendered or withheld in payment of all or part of the Option Price or exercise price of an Award or in satisfaction of withholding tax obligations, and Common Shares that are reacquired with cash tendered in payment of the Option Price or exercise price of an Award, will be included in or added to the number of Common Shares available for grant under the Plan.